EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FIRST QUARTER
First Quarter Earnings per Diluted Share Up 14.7% to a Record $1.87

GREENVILLE, S.C. (July 25, 2013) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its first fiscal quarter ended June 30, 2013.

Net income for the first quarter rose 2.2% to $23.1 million compared with $22.6 million for the same quarter of the prior year.  Net income per diluted share increased 14.7% to $1.87 from $1.63 when comparing the two quarterly periods.

“World Acceptance’s financial results reached record levels in the first quarter. Our net income per dilutive share benefitted from our ongoing share repurchase program,” stated Sandy McLean, CEO. In the first quarter, the Company repurchased approximately 413,000 shares. Combined with the 2.6 million shares repurchased during fiscal 2013, the Company has reduced its weighted average diluted shares outstanding by 11.2% when comparing the two quarterly periods.

Total revenues increased to $145.3 million in the first quarter of fiscal 2014, a 9.4% increase over the $132.8 million reported in the first quarter last year.  Interest and fee income increased 11.0%, from $115.3 million to $128.0 million in the first quarter of fiscal 2014 due to continued growth in loan volume and expansion of offices.  Insurance and other income was down 1.4% to $17.3 million in the first quarter of fiscal 2014 compared with $17.5 million in the first quarter of fiscal 2013.

The provision for loan losses rose 21.5% to $28.7 million in the first quarter of fiscal 2014 compared to the prior year first quarter. Annualized net charge-offs as a percent of average net loans were 13.5% for the three month period ended June 30, 2013, compared with 12.2% for the first quarter of last fiscal year. “Although this is our second consecutive quarter with increased charge-off ratios, we remain focused on managing our credit risks as this is a key driver of our earnings,” continued Mr. McLean.

Gross loans outstanding increased 9.6% to $1.1 billion at June 30, 2013, up from $1.0 billion at June 30, 2012.

Total general and administrative expenses as a percent of revenue decreased slightly to 51.8% compared with 52.1% during the first quarter of the prior fiscal year.

MORE

WRLD Reports Record First Quarter

July 25, 2013

Key return ratios for the first quarter included a 12.7% return on average assets and a 28.1% return on average equity for a trailing 12 month period ended June 30, 2013.  The Company opened seven new offices, purchased one new office and merged one office into an existing location during the first fiscal quarter.

Mr. McLean also stated, “On July 22, 2013, NASDAQ notified the Company that with the filing of the Company’s Form 10-K/A for the period ended March 31, 2013, the Staff had determined that the Company was now back in compliance with NASDAQ rules.”

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,210 offices in 13 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-417-8516, pass code 6361182.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=94727.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record First Quarter

July 25, 2013

World Acceptance Corporation

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2013	2012

Interest & fees	$127,978	$115,299
Insurance & other	17,287	17,537
Total revenues	145,265	132,836
Expenses:
Provision for loan losses	28,703	23,615
General and administrative expenses
Personnel	53,310	48,413
Occupancy & equipment	9,379	8,643
Advertising	2,723	2,645
Intangible amortization	312	369
Other	9,513	9,089
	75,237	69,159
Interest expense	4,676	3,926
Total expenses	108,616	96,700
Income before taxes	36,649	36,136
Income taxes	13,537	13,521
Net income	$23,112	$22,615
Diluted earnings per share	$1.87	$1.63
Weighted average shares outstanding (diluted)	12,343	13,902

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2013	2013	2012
ASSETS
Cash	$11,399	$11,625	$12,875
Gross loans receivable	1,125,261	1,067,052	1,027,165
Less: Unearned interest & fees	(306,769)	(284,956)	(277,418)
Allowance for loan losses	(61,631)	(59,981)	(55,670)
Loans receivable, net	756,861	722,115	694,077
Property and equipment, net	23,665	23,935	23,816
Deferred tax benefit	30,340	29,416	18,632
Goodwill	5,967	5,896	5,691
Intangibles	4,496	4,625	5,133
Other assets	10,805	11,713	10,656
	$843,533	$809,325	$770,880

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	448,950	400,250	353,600
Income tax payable	14,959	13,942	12,832
Accounts payable and accrued expenses	25,453	28,737	22,588
Total liabilities	489,362	442,929	389,020
Shareholders' equity	354,171	366,396	381,860
	$843,533	$809,325	$770,880

MORE

WRLD Reports Record First Quarter

July 25, 2013

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended
	June 30,
	2013	2012

Expenses as a percent of total revenues:
Provision for loan losses	19.8%	17.8%
General and administrative expenses	51.8%	52.1%
Interest expense	3.2%	3.0%

Average gross loans receivable	$1,093,242	$1,000,056

Average loans receivable	$797,374	$732,181

Loan volume	$782,099	$752,993

Net charge-offs as percent of average loans	13.5%	12.2%

Return on average assets (trailing 12 months)	12.7%	13.8%

Return on average equity (trailing 12 months)	28.1%	24.9%

Offices opened (closed) during the period, net	7	8

Offices open at end of period	1210	1145

END